EXHIBIT 21.1    SUBSIDIARIES OF STERIS CORPORATION

        STERIS Corporation has no parent company. As of March 31, 2001, its direct and indirect subsidiaries were as follows:

Legal Entity	Domicile
American Sterilizer (Thailand) Co. Ltd.	Thailand
American Sterilizer Company	Pennsylvania
AMSCO Brasil Comercio e Servicos Ltda.	Brazil
AMSCO de Costa Rica, S.A.	Costa Rica
AMSCO Europe Ltd. (U.K.)	UK
AMSCO Finn-Aqua Oy	Finland
CLBV Limited	UK
Ecomed, Inc.	Indiana
Global Risk Insurance Company	Vermont
Global Risk Management Insurance Company Ltd.	Barbados
Hausted, Inc.	Delaware
HSTD LLC	Delaware
HTD Holding Corp.	Delaware
Isomedix (Puerto Rico), Inc.	Delaware
Isomedix Corporation	Canada
Isomedix Inc.	Delaware
Isomedix Operations, Inc.	Delaware
Medical & Environmental Designs, Inc.	Missouri
STERIS (Barbados) Corp.	Barbados
STERIS AB	Sweden
STERIS Asia Pacific, Inc.	Delaware
STERIS Canada Corporation	Canada
STERIS Canada Inc.	Canada
STERIS Canada Limited/Limité	Canada
STERIS Europe, Inc.	Delaware
STERIS FoodLabs, Inc.	Kansas
STERIS Foreign Sales Corporation	U.S. Virgin Islands
STERIS GmbH	Germany
STERIS Holdings B.V.	Netherlands
STERIS Hong Kong Limited	Hong Kong
STERIS Iberia, S.A.	Spain
STERIS International Sales Corporation	Delaware
STERIS Japan Inc.	Japan
STERIS Korea Limited	Korea
STERIS Latin America, Inc.	Delaware
STERIS Limited	UK
STERIS Mexico, S. de R.L. de C.V.	Mexico
STERIS S.A.	Belgium
STERIS Societe Anonyme	France
STERIS S.r.l.	Italy
STERIS Singapore Pte. Ltd.	Singapore
STERIS USA Distribution Corporation	Ohio
STERIS Inc.	Delaware
STERISOnline Inc.	Ohio